Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172501) pertaining to the Verizon Savings and Security Plan for West Region Hourly Employees of Verizon Communications Inc. of our report dated June 27, 2018, with respect to the financial statements and supplemental schedule of the Verizon Savings and Security Plan for West Region Hourly Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Mitchell & Titus, LLP
Mitchell & Titus, LLP
New York, New York

June 27, 2018